EXHIBIT 99.2

For Immediate Release	Contact: Dan Kelly
July 12, 2007	(919) 774-6700

THE PANTRY ANNOUNCES CORRECTION TO FISCAL 2008 INTEREST EXPENSE, EPS OUTLOOK

Sanford, North Carolina, July 12, 2007—The Pantry, Inc. (NASDAQ: PTRY), the leading independently operated convenience store chain in the southeastern U.S., today announced a correction to the estimated fiscal 2008 interest expense shown in the reconciliation table in its recent press release dated July 10, 2007.

Interest expense for fiscal 2008 is expected to be approximately $94.3 million, rather than $98.6 million as previously disclosed. This adjustment increases the expected range for net income to between $64.5 million and $71.5 million, or between approximately $2.80 and $3.10 per share. The reconciliation in the table below reflects the corrected fiscal 2008 interest expense estimate.

The Pantry, Inc.

Reconciliation of Non-GAAP Guidance

(In thousands)

	Fiscal Year 2008 Guidance Range
EBITDA	$304,000	$316,000

Interest expense and loss on extinguishment of debt	(94,250)	(94,250)
Depreciation and amortization	(102,700)	(102,700)
Provision for income taxes	(42,600)	(47,600)

Net income	$64,450	$71,450

Diluted Shares Outstanding	23,034	23,034

Use of Non-GAAP Measure

EBITDA is defined by us as net income before interest expense and loss on extinguishment of debt, income taxes, depreciation and amortization. EBITDA is not a measure of operating performance under accounting principles generally accepted in the United States of America, and should not be considered as a substitute for net income, cash flows from operating activities and other income or cash flow statement data. We have included information concerning EBITDA as one measure of our operating performance because we believe investors find this information useful as a reflection of the resources available for strategic opportunities including, among others, to invest in the business, make strategic acquisition decisions and to service debt. Management uses EBITDA as an operating measure because it allows us to review the performance of our business directly resulting from our retail operations. Additionally, EBITDA is used by management for budgeting and field operations compensation targets. EBITDA as defined by us may not be comparable to similarly titled measures reported by other companies because such other companies may not calculate EBITDA in the same manner as we do.

Any measure that excludes interest expense or loss on extinguishment of debt, depreciation and amortization or income taxes, has material limitations because we have borrowed money in order to finance our operations and our acquisitions, we use capital and intangible assets in our business and the payment of income taxes is a necessary element of our operations.

About The Pantry

Headquartered in Sanford, North Carolina, The Pantry, Inc. is the leading independently operated convenience store chain in the southeastern United States and one of the largest independently operated convenience store chains in the country, with revenues for fiscal 2006 of approximately $6.0 billion. As of June 28, 2007, the Company operated 1,642 stores in eleven states under select banners, including Kangaroo Express(SM), its primary operating banner. The Pantry’s stores offer a broad selection of merchandise, as well as gasoline and other ancillary services designed to appeal to the convenience needs of its customers.

Safe Harbor Statement

Statements made by the Company in this press release relating to future plans, events, or financial performance are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the Company’s current plans and expectations and involve a number of risks and uncertainties that could cause actual results and events to vary materially from the results and events anticipated or implied by such forward-looking statements. Any number of factors could affect actual results and events, including, without limitation: whether fiscal 2008 earnings per share and fiscal 2008 EBITDA will in fact fall between $2.80 and $3.10, and $304 million to $316 million, respectively, after the Company’s 2008 fiscal year is complete and its financial statements for such fiscal year have been audited; the ability of the Company to take advantage of expected synergies in connection with acquisitions; the actual operating results of stores acquired; the ability of the Company to integrate acquisitions into its operations; fluctuations in domestic and global petroleum and gasoline markets; realizing expected benefits from our fuel supply agreements; changes in the competitive landscape of the convenience store industry, including gasoline stations and other non-traditional retailers located in the Company’s markets; the effect of national and regional economic conditions on the convenience store industry and the markets we serve; the effect of regional weather conditions on customer traffic; financial difficulties of suppliers, including our principal suppliers of gas and merchandise, and their ability to continue to supply our stores; environmental risks associated with selling petroleum products; governmental regulations, including those regulating the environment; and acts of war or terrorist activity. These and other risk factors are discussed in the Company’s Annual Report on Form 10-K and in its other filings with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release are based on the Company’s estimates and plans as of July 12, 2007. While the Company may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so.